Exhibit 1.03

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Media Relations
Investor Relations Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com	U.K. Media Relations Rekha Voralia CDC Software +44 (0) 1604 614131 rvoralia@pivotal.com

Mellon Asset Management Measures Significant Benefits During First Six Months with Pivotal CRM from CDC Software

Mellon Asset Management generates significant financial savings and growth in new and existing business opportunities

Northampton, UK, 26 September 2006 – Pivotal Corporation, a leading Customer Relationship Management solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced Mellon Asset Management, a provider of investment management products and services, has achieved significant financial savings estimated by Mellon to be worth £500,000 in infrastructure and software and £250,000 in support following its implementation of the Pivotal Customer Relationship Management (“CRM”) solution from Pivotal.

The Pivotal CRM solution is allowing Mellon Asset Management to consolidate its CRM infrastructure, software and support across its 12 asset management subsidiaries* including Standish Mellon Asset Management, Franklin Portfolio Associates and The Boston Company Asset Management. The subsidiaries will be able to manage customers’ investments more profitably, provide enhanced levels of service and enable the organisations to make more informed business decisions.

Stephen Johns, head of eBusiness, Mellon Asset Management, commented: “It was important that our chosen CRM application would support our business and add value in meeting the needs of our asset management groups. We needed a system which would allow us to manage individual clients on an everyday level and also provide a single view of sales opportunities across the entire business.”

He added: “Pivotal has been instrumental in leading such a successful project. Both teams have worked closely to coordinate the first phase of rollout across our sites. It was extremely important to capture the economies of scale in joining up the subsidiaries and consolidating areas such as infrastructure and software in line with compliance regulations.”

Jason Rushforth, vice president, Financial Services CDC Software commented: “We are absolutely delighted to be working with Mellon Asset Management to provide an integrated CRM solution across its subsidiaries. It is a significant project that reaffirms our focus and unique expertise in the financial services sector. We have worked hard to understand Mellon’s business objectives and we demonstrated our ability to deliver with numerous examples of similar financial services companies that are successfully using Pivotal CRM to address their key requirements. Through our knowledge and expertise in financial services, we’ve provided Mellon with a safe and speedy return on its investment.”

Implemented in February 2006, the Pivotal CRM system is currently being used by more than 250 people. As a result of the success thus far, Mellon is in discussions regarding a further rollout to its global sales, marketing groups and investment subsidiaries later this year. Mellon is also planning expansion to include Mellon Global Investments, the international distribution subsidiary of Mellon Financial Corporation.

In addition to the expanded deployments within Mellon, the company is also planning to introduce new additional Pivotal modules and standard functionality to address broader business requirements. These plans include integration with Blackberry devices using the Pivotal Handheld module and the addition of Pivotal MarketFirst, a powerful eMarketing tool that will enable Mellon to streamline the planning, execution, measurement and optimisation of its marketing programs.

* As of 13/09/2006, not including joint ventures and other non-fully owned subsidiaries

About Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing, and payment solutions and investor services. Mellon has approximately $4.2 trillion in assets under administration or custody, and $870 billion under management***. News and other information about Mellon is available at www.mellon.com.

***as of 30th June 2006, source Mellon Financial Corporation

About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organisations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customisation abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, Allianz Dresdner Asset Management, North Shore Credit Union, Morgan Keegan & Company, The Ziegler Companies, and Julius Baer Investment Management.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Forward Looking Statement
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its financial sector customers specifically Mellon Asset Management, the amount of financial savings from the implementation of Pivotal CRM and the ability of Mellon to manage customers’ investments more profitably, provide enhanced levels of service and enable the organisations to make more informed business decisions with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services industry; the continued ability of Pivotal solutions to address industry-specific requirements of financial services companies; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow financial services companies to compete more effectively and changes in the type of information required to compete in the financial services business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.